Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE January 21, 2009	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Reports Fiscal 2009 First Quarter Financial Results

➢	Revenue increased nine percent to $117 million

➢	Net income rose by 17 percent to $9.8 million; EPS increased 21 percent to $0.57

➢	New orders declined 23 percent compared to first quarter fiscal 2008; backlog sequentially decreased seven percent

➢	Integration of SANS proceeding as planned

➢	Company maintains strong balance sheet and cash position

Eden Prairie, Minn., January 21, 2009 – MTS Systems Corporation (NASDAQ: MTSC) today reported first quarter earnings per share of $0.57, an increase of 21 percent compared to first quarter fiscal 2008, on net income of $9.8 million.

“We are pleased with our performance for the quarter, in particular revenue and earnings growth as well as the earnings rate to revenue,” said Laura B. Hamilton, chair and chief executive officer. “Worldwide economic decline had a negative impact on first quarter orders in both segments. While the industrial and automotive businesses have slowed significantly, other industries are stronger and have helped to lessen the overall order impact in the first quarter.”

Hamilton continued, “For fundamentally strong companies like MTS, we believe these economic conditions will ultimately create new opportunities and MTS has the financial strength, the people and market approach to capitalize on them. Today’s global trends that guide our long-term strategy and growth, such as major investments in energy and environmentally friendly technology, and the prevailing ambition of emerging geographies to offer world competitive products, remain strong. MTS is diversified in both geographies and end-markets served. This diversification, combined with our technical and applications expertise, gives us the flexibility to fine tune our strategy to optimize our position in the market today and in the future when the economy starts growing again.”

First Quarter Results

Orders totaled $95.3 million, a decrease of 23 percent compared to the prior first quarter, primarily due to lower volume in both segments across all geographies. This includes a 26 percent decline in the organic business, before the recent acquisition of SANS, one percent negative impact of currency and four percent benefit from SANS. Backlog decreased seven percent to $218 million compared to fourth quarter fiscal 2008.

Revenue was $116.6 million, an increase of nine percent compared to the prior year. This includes 15 percent growth in the Test organic business, driven by higher opening backlog, and three percent benefit from SANS, partially offset by a 14 percent decrease in the Sensors segment and a three percent negative impact of currency.

MTS News Release

Gross profit was $44.2 million, an increase of two percent compared to first quarter last year. The gross margin rate was 37.9 percent, a decrease of 2.3 percentage points compared to the prior year, driven by volume decline in the Sensors segment, as well as unfavorable product mix in the Test segment. SANS negatively impacted the margin rate in the quarter by 0.5 percentage points, primarily resulting from the valuation of inventory at fair market associated with the acquisition.

Income from operations was relatively flat. Earnings per share increased 21 percent to $0.57 on net income of $9.8 million. A lower tax rate from favorable U.S. tax legislation contributed $0.08 and reduced shares positively impacted earnings per share by $0.03.

Cash Position

Cash and cash equivalents at the end of the first quarter totaled $104.8 million, compared to $114.1 million at the end of fiscal 2008. Cash flows from operations generated $5.5 million. During the first quarter, the Company borrowed $16.0 million from its credit facility, paid an additional $18.9 million for the acquisition of SANS, invested $3.0 million in capital expenditures, and purchased approximately 120,000 shares of common stock for $3.6 million.

“We are in the fortunate position of having a strong balance sheet and low debt-to-equity levels and we generate strong cash flow from operations,” said Hamilton. “This is a key measure of our financial health that allows us to stay focused on creating long-term value.”

Segment Results

Test Segment:

Orders for the Test segment were $77.0 million, a decrease of 24 percent compared to the prior year. Organic business was down 28 percent due to decreased volume across all geographies and a one percent unfavorable impact of currency translation, partially offset by a five percent increase from SANS. First quarter fiscal 2008 orders included one large custom order for approximately $7 million. Backlog decreased seven percent to $208 million compared to fourth quarter fiscal 2008, down 12 percent in the organic business, partially offset by a five percent increase from SANS. Revenue was $97.2 million, an increase of 15 percent compared to last year. The organic business grew 15 percent, primarily driven by an increase in custom business in opening backlog, and SANS contributed four percent growth in the quarter. Currency translation unfavorably impacted revenue by four percent.

Gross profit was $33.3 million, an increase of 11 percent compared to the prior year. First quarter gross margin rate was 34.2 percent, a decrease of 1.5 percentage points compared to the prior year. The organic business declined 1.0 percentage point, primarily due to a higher mix of custom projects with lower margins and higher material costs. SANS negatively impacted the gross margin rate by 0.5 percentage points, primarily resulting from the valuation of inventory at fair market associated with the acquisition.

Income from operations was $9.0 million, a year-over-year increase of 30 percent. It includes a 64 percent increase in the organic business, primarily due to higher gross profit and reduced operating expenses. SANS had an operating loss of $2.3 million in the quarter driven by acquisition related items.

Sensors Segment:

Orders for the Sensors segment were $18.3 million, a decrease of 18 percent compared to first quarter fiscal 2008, due to decreased volume across all geographies, including a two percent unfavorable impact of currency translation. Backlog decreased eight percent to $11 million compared to fourth quarter fiscal 2008. Revenue was $19.4 million, a decrease of 16 percent from the prior year, driven by decreased volume worldwide, and includes a two percent negative impact from currency.

MTS News Release

Gross profit was $10.9 million, a decrease of 17 percent compared to last year. First quarter gross margin rate was 56.4 percent, a decrease of 0.4 percentage points compared to first quarter fiscal 2008, resulting from decreased volume.

Income from operations was $2.9 million, a decrease of 44 percent compared to first quarter fiscal 2008, driven by lower gross profit.

Hamilton concluded, “As we go forward, we will continue to focus on our long-term strategy and worldwide opportunities in both segments to provide value to our customers. MTS has a 40-year history of strong performance in a variety of economic conditions and we are confident we will emerge from this period of economic uncertainty well positioned for growth.”

First Quarter Conference Call

A conference call will be held on January 22, 2009, at 10:00 a.m. EST (9:00 a.m. CST). Call +1-719-325-4817; and state the Conference passcode “2345732”. Telephone re-play will be available through January 29, 2009. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through April 20, 2009.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,660 employees and revenue of $461 million for the fiscal year ended September 27, 2008. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 27, 2008	December 29, 2007

Revenue	$116,609	$107,392
Cost of sales	72,388	64,170
Gross profit	44,221	43,222
Gross margin	37.9%	40.2%

Operating expenses:
Selling, general and administrative	29,023	27,164
Research and development	3,259	3,978
Total operating expenses	32,282	31,142

Income from operations	11,939	12,080
Operating margin	10.2%	11.2%

Interest income, net	9	574
Other income (expense), net	894	(50)

Income before income taxes and discontinued operations	12,842	12,604
Provision for income taxes	3,091	4,423
Income before discontinued operations	9,751	8,181

Income from discontinued operations, net of tax	—	175
Net income	$9,751	$8,356

Earnings per share:
Basic-
Income before discontinued operations	$0.58	$0.46
Income from discontinued operations, net of tax	—	0.01
Earnings per share	$0.58	$0.47
Weighted average number of common shares outstanding - basic	16,936	17,693

Diluted-
Income before discontinued operations	$0.57	$0.46
Income from discontinued operations, net of tax	—	0.01
Earnings per share	$0.57	$0.47
Weighted average number of common shares outstanding - diluted	16,989	17,948

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	December 27, 2008	September 27, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$104,786	$114,099
Accounts receivable, net	99,070	101,331
Unbilled accounts receivable	38,472	43,022
Inventories	56,246	46,135
Other current assets	17,779	18,030
Assets of discontinued operations	156	380
Total current assets	316,509	322,997

Property and equipment, net	57,743	50,534

Goodwill	15,787	1,668
Intangibles, net	21,707	4,363
Other assets	6,419	19,595
Total Assets	$418,165	$399,157

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings and current maturities of long-term debt	$42,692	$26,646
Accounts payable	24,509	28,567
Advance payments from customers	63,693	64,979
Other accrued liabilities	73,675	65,201
Liabilities of discontinued operations	177	177
Total current liabilities	204,746	185,570

Other long-term liabilities	8,796	8,645
Total Liabilities	213,542	194,215

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,860 and 16,976 shares issued and outstanding	4,215	4,244
Retained earnings	179,877	175,216
Accumulated other comprehensive income	20,531	25,482
Total shareholders’ investment	204,623	204,942
Total Liabilities and Shareholders’ Investment	$418,165	$399,157